Exhibit 99.1

Yelp Reports Second Quarter 2017 Financial Results

Revenue Increases 20% Over Second Quarter 2016; Announces Proposed Sale of Eat24 and Partnership with Grubhub

Board Authorizes $200 Million Share Repurchase Program

SAN FRANCISCO--(BUSINESS WIRE)--August 3, 2017--Yelp Inc. (NYSE:YELP), the company that connects people with great local businesses, today announced financial results for the second quarter ended June 30, 2017.

“We performed well in the second quarter, growing revenue by 20% and driving strong growth in app usage and advertiser accounts,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “We generated strong profitability in the second quarter, even while investing for future growth. We are announcing the pending sale of Eat24 to Grubhub today as part of an important strategic partnership to expand online ordering capabilities on Yelp. The Eat24 team has been instrumental in Yelp’s success over the past two years and we are excited to continue to work with them as part of Grubhub.”

The following results reflect Yelp’s financial performance and key operating metrics for the three months ended June 30, 2017.

Second Quarter 2017 Financial Highlights

  Net revenue was $208.9 million in the second quarter of 2017, representing 20% growth over the second quarter of 2016.
  GAAP net income in the second quarter of 2017 was $7.6 million, or $0.09 per basic share, compared to GAAP net income of $0.4 million, or $0.01 per basic share, in the second quarter of 2016.
  Adjusted EBITDA for the second quarter of 2017 was $42.9 million compared to $28.1 million in the second quarter of 2016.
  EBITDA for the second quarter of 2017 was $17.5 million compared to EBITDA of $7.4 million in the second quarter of 2016.
  Non-GAAP net income was $21.6 million, or $0.25 per diluted share, for the second quarter of 2017, compared to $12.5 million, or $0.16 per diluted share, in the second quarter of 2016.

Second Quarter 2017 Revenue Summary

  Advertising revenue totaled $186.6 million, representing 19% growth compared to the second quarter of 2016.
  Transactions revenue totaled $18.4 million, representing 19% growth compared to the second quarter of 2016.
  Other services revenue totaled $3.8 million, compared to $1.2 million in the second quarter of 2016.

Second Quarter 2017 Key Business Metrics Highlights

  Cumulative reviews grew 24% year over year to approximately 135 million.
  App unique devices grew 22% year over year to approximately 28 million on a monthly average basis1.
  Paying advertising accounts grew 18% year over year to approximately 148,0002.

“Our second quarter financial performance reflects the overall health of our business,” said Lanny Baker, Yelp’s chief financial officer. “We are pleased to sell Eat24 at a price that we believe demonstrates the value we’ve created over the past two years. We are also announcing a share repurchase that reflects confidence in the business and commitment to efficient management of shareholder capital.”

Pending Sale of Eat24 and Partnership with Grubhub

Yelp today announced that it has entered into a definitive agreement to sell Eat24 to Grubhub for $287.5 million in cash, subject to customary closing conditions, including the expiration of U.S. antitrust waiting periods. Commencing upon the closing of Grubhub’s acquisition of Eat24, Yelp and Grubhub will enter into a long-term strategic partnership in which Yelp will integrate online ordering from all Grubhub restaurants into Yelp’s platform. A detailed release outlining the sale and partnership can be found online at www.yelp-ir.com.

Share Repurchase Program

Yelp today announced that its Board of Directors has approved the repurchase of up to $200 million of the company’s common stock. Yelp may purchase shares at management’s discretion in the open market, in privately negotiated transactions, in transactions structured through investment banking institutions, or a combination of the foregoing. The program has no time limit and may be modified, suspended or discontinued at any time. The amount and timing of repurchases are subject to a variety of factors including liquidity, cash flow and market conditions. The share repurchase program will be funded by cash available on Yelp’s balance sheet. The Company had 81.8 million shares of common stock outstanding as of June 30, 2017.

Third Quarter and Full Year 2017 Business Outlook

As of today, Yelp is providing its outlook for the third quarter and updating its outlook for the full year of 2017:

$ in millions	Third Quarter 2017	Full Year 2017

Net Revenue	$217 – $222	$855 – $865
Adjusted EBITDA	$32 – $35	$143 – $153
Stock-Based Compensation	$25 – $26	$102 – $104
Depreciation and Amortization as % of Net Revenue	~5%	~5%

Yelp has not reconciled its adjusted EBITDA outlook to GAAP net income (loss) because it does not provide an outlook for GAAP net income (loss) due to the uncertainty and potential variability of other income, net and provision for (benefit from) income taxes, which are reconciling items between adjusted EBITDA and GAAP net income (loss). Because such items cannot be reasonably predicted and could have a significant impact on the calculation of GAAP net income (loss), a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Revisions to Previously Reported Desktop Unique Visitors

The Company continually seeks to improve its ability to measure its key metrics and regularly reviews its processes to assess potential improvements to their accuracy. In the course of such a review, the Company recently discovered that a portion of its desktop traffic (as measured by Google Analytics) since the third quarter of 2016 has been attributable to a single robot. Because such traffic does not represent valid consumer traffic, the Company has adjusted the number of desktop unique visitors it is reporting for the three months ended June 30, 2017, as well as the previously reported numbers for the other affected periods, to remove such traffic and to provide greater accuracy and transparency. The adjusted desktop unique visitors for the three months ended June 30, 2017, the three months ended March 31, 2017, three months ended December 31, 2016 and three months ended September 30, 2016 are 83 million, 78 million, 68 million and 71 million respectively. The Company does not believe the adjustments are material to its overall traffic for the affected periods.

Quarterly Conference Call

To access the call, please dial 1 (844) 795-4421, or outside the U.S. 1 (661) 378-9638, with Passcode 58204832, at least five minutes prior to the 2:30 p.m. PT start time. A live webcast of the call will also be available at http://www.yelp-ir.com under the Events & Presentations menu. An audio replay will be available between 5:30 p.m. PT August 3, 2017 and 5:30 p.m. PT August 10, 2017 by calling 1 (855) 859-2056 or 1 (404) 537-3406, with Passcode 58204832. The replay will also be available on the Company's website at http://www.yelp-ir.com.

About Yelp

Yelp Inc. (http://www.yelp.com) connects people with great local businesses. Yelp was founded in San Francisco in July 2004. Since then, Yelp has taken root in major metros in more than 30 countries. Approximately 28 million unique devices1 accessed Yelp via the Yelp app, approximately 83 million unique visitors visited Yelp via desktop computer3 and approximately 74 million unique visitors visited Yelp via mobile website4 on a monthly average basis during the second quarter of 2017. By the end of the same quarter, Yelpers had written approximately 135 million rich, local reviews, making Yelp the leading local guide for real word-of-mouth on everything from boutiques and mechanics to restaurants and dentists.

1 Calculated as the number of unique devices accessing the app on a monthly average basis over a given three-month period, according to internal Yelp logs.

2 Paying advertising accounts comprise all business accounts from which we recognize advertising revenue in a given three-month period.

3 Calculated as the number of “users,” as measured by Google Analytics, accessing Yelp via the desktop website on a monthly average basis over a given three-month period. Adjusted as described above.

4 Calculated as the number of “users,” as measured by Google Analytics, accessing Yelp via the mobile website on a monthly average basis over a given three-month period.

Non-GAAP Financial Measures

This press release includes, and statements made during the above referenced conference call will include, information relating to adjusted EBITDA, EBITDA, non-GAAP net income, adjusted EBITDA margin and non-GAAP net income per share, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure." We define adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and restructuring and integration costs. We define EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; and restructuring and integration costs. We define non-GAAP net income as net income (loss), adjusted to exclude: stock-based compensation expense; amortization of intangibles; restructuring and integration costs; and the tax effect of stock-based compensation, amortization of intangibles, restructuring and integration costs and valuation allowance. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenue. Adjusted EBITDA, EBITDA, non-GAAP net income, adjusted EBITDA margin and non-GAAP net income per share have been included in this press release, or will be included in the conference call, because they are key measures used by Yelp management and the board of directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

Adjusted EBITDA, EBITDA, and non-GAAP net income have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported under GAAP. Some of these limitations are:

  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA, EBITDA and non-GAAP net income do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
  adjusted EBITDA and EBITDA do not reflect changes in, or cash requirements for, Yelp's working capital needs;
  adjusted EBITDA and non-GAAP net income do not consider the potentially dilutive impact of equity-based compensation;
  adjusted EBITDA and EBITDA do not reflect tax payments that may represent a reduction in cash available to Yelp;
  adjusted EBITDA, EBITDA and non-GAAP net income do not take into account any restructuring and integration costs; and
  other companies, including those in Yelp’s industry, may calculate adjusted EBITDA, EBITDA and non-GAAP net income differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider adjusted EBITDA, EBITDA, non-GAAP net income, adjusted EBITDA margin and non-GAAP net income per share alongside other financial performance measures, including various cash flow metrics, net income (loss) and Yelp’s other GAAP results. Additionally, Yelp has not reconciled its adjusted EBITDA outlook for the third quarter and full year 2017 to net income (loss) because it does not provide an outlook for net income (loss) due to the uncertainty and potential variability of other income, net and provision for (benefit from) income taxes, which are reconciling items between net income (loss) and adjusted EBITDA. As items that impact net income (loss) are out of Yelp’s control and cannot be reasonably predicted, Yelp is unable to provide such an outlook. Accordingly, reconciliation of adjusted EBITDA outlook to net income (loss) for the third quarter and full year 2017 is not available without unreasonable effort. For a reconciliation of historical non-GAAP financial measures to the nearest comparable GAAP measures, see the non-GAAP reconciliations included below in this press release.

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to: statements regarding expected financial results for the third quarter and full year 2017; Yelp’s investment and other priorities for 2017 and its ability to execute against those priorities; the pending sale of Eat24 and strategic partnership with Grubhub, including Yelp’s expected return and ability to capitalize on the sale and partnership; Yelp’s ability to improve its earnings, margins and productivity; Yelp’s ability to broaden its sales strategy and capture a meaningful share of the large local market; the future growth in Yelp revenue; Yelp’s ability to increase usage and engagement (particularly on the app and in less-trafficked categories), increase awareness of and engagement on Yelp among consumers, and deliver value to consumers and local businesses; Yelp’s ability to increase transactions completed on its platform, including the continued growth of Request-A-Quote and food order activity on Yelp; trends in advertiser retention; the recovery of Yelp’s local salesforce productivity; and Yelp’s implementation of the authorized share repurchase program and purchase of shares thereunder. Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: Yelp’s limited operating history in an evolving industry; Yelp’s ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses and the wind down of sales activities outside of the United States and Canada; the risk that the planned sale of Eat24 and partnership with Grubhub may not be completed in a timely manner or at all, which may adversely affect the Company's business relationships, operating results and business generally; Yelp’s ability to successfully manage acquisitions of new businesses, solutions or technologies, such as Nowait and Turnstyle, and to integrate those businesses, solutions or technologies; the potential impact of the pending sale of Eat24 and long-term partnership with Grubhub on Yelp’s business and financial results; Yelp’s reliance on traffic to its website from search engines like Google and Bing; Yelp’s ability to generate and maintain sufficient high quality content from its users; maintaining a strong brand and managing negative publicity that may arise; maintaining and expanding Yelp’s base of advertisers; changes in political, business and economic conditions, including any economic downturn or crisis and any conditions that affect ecommerce growth; Yelp’s ability to deal with the increasingly competitive local search environment; Yelp’s need and ability to manage other regulatory, tax and litigation risks as applicable laws become more restrictive; the competitive and regulatory environment while Yelp continues to introduce new products and as new laws and regulations related to Internet companies come into effect; Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities; and Yelp’s ability to purchase shares under the share repurchase purchase program, or the modification, suspension or termination of that program. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect Yelp’s operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at http://www.yelp-ir.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to Yelp on the date hereof. Yelp assumes no obligation to update such statements.

Yelp Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$319,754	$272,201
Short-term marketable securities	192,041	207,332
Accounts receivable, net	68,778	68,725
Prepaid expenses and other current assets	14,298	12,921
Total current assets	594,871	561,179

Property, equipment and software, net	91,714	92,440
Intangibles, net	45,411	32,611
Goodwill	216,440	170,667
Restricted cash	18,539	17,317
Other non-current assets	3,140	10,992
Total assets	$970,115	$885,206

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable- trade	$3,183	$2,003
Accounts payable- merchant share	17,210	18,352
Accrued liabilities	40,936	36,730
Deferred revenue	3,800	3,314
Total current liabilities	65,129	60,399
Long-term liabilities	18,320	17,621
Total liabilities	83,449	78,020

Stockholders' equity
Common stock	-	-
Additional paid-in capital	965,049	892,983
Accumulated other comprehensive loss	(10,972)	(15,576)
Accumulated deficit	(67,411)	(70,221)
Total stockholders' equity	886,666	807,186
Total liabilities and stockholders' equity	$970,115	$885,206

Yelp Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net revenue	$208,864	$173,428	$406,187	$332,041

Costs and expenses:
Cost of revenue (1)	18,056	15,087	34,970	30,165
Sales and marketing (1)	105,232	94,402	214,518	190,030
Product development (1)	42,088	33,098	81,959	65,320
General and administrative (1)	25,961	23,464	52,275	45,233
Depreciation and amortization	10,662	8,564	20,813	16,753
Restructuring and integration	21	-	251	-
Total costs and expenses	202,020	174,615	404,786	347,501
Income (loss) from operations	6,844	(1,187)	1,401	(15,460)
Other income, net	864	367	1,594	625
Income (loss) before income taxes	7,708	(820)	2,995	(14,835)
(Provision for) benefit from income taxes	(118)	1,269	(185)	(168)
Net income (loss) attributable to common stockholders	$7,590	$449	$2,810	$(15,003)

Net income (loss) per share attributable to common stockholders:
Basic	$0.09	$0.01	$0.03	$(0.20)
Diluted	$0.09	$0.01	$0.03	$(0.20)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	80,996	76,467	80,422	76,176
Diluted	84,860	79,280	85,132	76,176

(1) Includes stock-based compensation expense as follows:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Cost of revenue	$957	$407	$1,938	$808
Sales and marketing	7,261	6,843	14,129	13,185
Product development	11,245	8,413	22,453	16,443
General and administrative	5,902	5,063	11,179	9,400
Total stock-based compensation	$25,365	$20,726	$49,699	$39,836

Yelp Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2017	2016
Operating activities:
Net income (loss)	$2,810	$(15,003)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,813	16,753
Provision for doubtful accounts and sales returns	8,859	7,425
Stock-based compensation	49,699	39,836
Other adjustments	267	884

Changes in operating assets and liabilities:
Accounts receivable	(7,728)	(13,237)
Prepaid expenses and other assets	(353)	3,492
Accounts payable, accrued expenses and other liabilities	1,472	5,955
Deferred revenue	484	405
Net cash provided by operating activities	76,323	46,510

Investing activities:
Purchases of marketable securities	(124,855)	(161,854)
Maturities of marketable securities	140,000	152,500
Acquisitions of businesses, net of cash received	(50,544)	-
Purchases of property, equipment and software	(4,079)	(12,438)
Capitalized website and software development costs	(8,030)	(6,993)
Other investing activities	(1,164)	(948)
Net cash used in investing activities	(48,672)	(29,733)

Financing activities:
Proceeds from issuance of common stock for employee stock-based plans	19,354	7,855
Net cash provided by financing activities	19,354	7,855

Effect of exchange rate changes on cash and cash equivalents	548	50

Change in cash and cash equivalents	47,553	24,682
Cash and cash equivalents - Beginning of period	272,201	171,613
Cash and cash equivalents - End of period	$319,754	$196,295

Yelp Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Reconciliation of GAAP net income (loss) to EBITDA, and adjusted EBITDA:

GAAP net income (loss)	$7,590	$449	$2,810	$(15,003)
Provision for (benefit from) for income taxes	118	(1,269)	185	168
Other income, net	(864)	(367)	(1,594)	(625)
Depreciation and amortization	10,662	8,564	20,813	16,753
Restructuring and integration costs	21	-	251	-
EBITDA	17,527	7,377	22,465	1,293

Stock-based compensation	25,365	20,726	49,699	39,836
Adjusted EBITDA	$42,892	$28,103	$72,164	$41,129

Net revenue	$208,864	$173,428	$406,187	$332,041
Adjusted EBITDA margin	21%	16%	18%	12%

Reconciliation of GAAP net income (loss) to non-GAAP net income:

GAAP net income (loss)	$7,590	$449	$2,810	$(15,003)
Stock-based compensation	25,365	20,726	49,699	39,836
Amortization of intangible assets	2,345	1,730	4,278	3,442
Restructuring and integration costs	21	-	251	-
Tax adjustments (1)	(13,684)	(10,389)	(19,127)	(9,796)
Non-GAAP net income	$21,637	$12,516	$37,911	$18,479

GAAP diluted shares	84,860	79,280	85,132	78,678

Non-GAAP net income per share	$0.25	$0.16	$0.45	$0.23

(1) Includes tax effects of stock-based compensation, amortization of intangibles, and valuation allowance.

CONTACT:
Investor Relations
Yelp Inc.
Allie Dalglish, 415-635-2412
ir@yelp.com